UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

TIANLI AGRITECH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TIANLI AGRITECH, INC.

September 6, 2013

Dear Shareholder:

The directors and officers of Tianli Agritech, Inc. join me in inviting you to attend the annual meeting of our shareholders on Friday, October 11, 2013, at 11:00 a.m. local time, at our headquarters, Suite K, 12th Floor, Building A, Jiangjing Mansion, 228 Yanjiang Ave., Jiang’an District, Wuhan City, Hubei Province, China 430010. The formal notice of this annual meeting and the proxy statement appear on the following pages and are accompanied by a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended. After reading the proxy statement and other materials, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by marking, signing and returning a physical proxy card by mail, to ensure that your votes on the business matters of the meeting will be recorded.

We hope that you will attend this meeting. Whether or not you attend, we urge you to submit your proxy promptly. Even after submitting the proxy, you may, of course, vote in person on all matters brought before the meeting.

 We look forward to seeing you on Friday, October 11, 2013.

Sincerely,

/s/Hanying Li
Chief Executive Officer and Chair of the Board

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TIANLI AGRITECH, INC.
 Suite K, 12th Floor, Building A, Jiangjing Mansion
228 Yanjiang Ave., Jiangan District, Wuhan City
Hubei Province, China 430010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of the shareholders of Tianli Agritech, Inc. will be held on Friday, October 11, 2013, at 11:00 a.m., local time, at our headquarters, Suite K, 12th Floor, Building A, Jiangjing Mansion, 228 Yanjiang Ave., Jiangan District, Wuhan City, Hubei Province, China 430010.

Holders of common shares will be asked to consider and vote on the following matters:

(1) the election to our board of directors of three (3) Class III directors for a three-year term expiring at the 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

(2) the ratification of the selection of RBSM LLP as our independent registered public accountants for the fiscal year ending December 31, 2013;

(3) the approval of an amendment to our Amended and Restated Memorandum of Association (the “Memorandum of Association”) to effect, at any time prior to the next Annual Meeting, a reverse stock split of our outstanding common shares having a split ratio ranging from one-for-three to one-for-ten ("Split Ratio"), as such Split Ratio shall be determined by the Board of Directors of the Company to be in the best interest of the Company and its shareholders, and pay to our shareholders cash in lieu of fractional shares at fair market value. The Board of Directors reserves the right, after stockholder approval, to forego or postpone the filing of the amendment to the Memorandum of Association to effect a reverse stock split if it determines that action not to be in the best interest of the Company and its shareholders. If a reverse stock split is effected, the Memorandum of Association also will be amended so that the number of authorized shares will continue to be 50,000,000, notwithstanding the reverse stock split;

(4) the adoption, on an advisory basis, of a resolution approving the compensation of our named executive officers as disclosed in our Proxy Statement pursuant to Item 402 of Regulation S-K;

(5) the adoption, on an advisory basis, of a proposal on the frequency of future executive compensation advisory votes; and

(6) the transaction of any other business that may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

We describe each of these proposals in more detail in the accompanying proxy statement, which you should read in its entirety before voting.

Only shareholders of record at the close of business on August 30, 2013 are entitled to notice of and to vote at this meeting and any adjournments or postponements of this meeting.

By order of the Board of Directors, /s/Hanying Li Chief Executive Officer and Chair of the Board

   Wuhan City, Hubei Province, China 430010
   September 6, 2013

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on October 11, 2013:

The proxy statement and annual report are available at www.proxyvote.com.

Also available on the website is the Tianli proxy card, as well as additional voting information.

TABLE OF CONTENTS

Page

Questions and Answers About This Annual Meeting	1

Proposal 1: Election of Directors	6

Report of the Audit Committee	14

Proposal 2: Ratification of Selection of Registered Public Accountants	15

Matters Relating to Independent Registered Public Accountants	16

Proposal 3: Amendments to Memorandum of Association to Effect a Reverse Stock Split of Our Common Shares and Increase the Number of Authorized Common Shares Following the Reverse Stock Split to 50,000,000	17

Proposal 4: Adoption, on an Advisory Basis, of a Resolution Approving the Compensation of Our Named Executive Officers	24

Proposal 5: Adoption, on an Advisory Basis, of a Proposal on the Frequency of Future Non-Binding Shareholder Votes on the Compensation of our Named Executive Officers	24

Security Ownership of Beneficial Owners and Management	25

Annual Report	26

Other Matters	27

Non-Incorporation of Certain Matters	27

Delivery of Documents to Shareholders Sharing an Address	27

Expenses of Solicitation	27

TIANLI AGRITECH, INC.
 Suite K, 12th Floor, Building A, Jiangjing Mansion
228 Yanjiang Ave., Jiangan District, Wuhan City
Hubei Province, China 430010

PROXY STATEMENT

In this proxy statement, Tianli Agritech, Inc. is referred to as “we,” “us,” “our,” “our company,” “the company” or “Tianli.”

QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING
Q:	Why did I receive this proxy statement?

As a Tianli shareholder, you received this proxy statement because our board of directors is soliciting your proxy to vote at the annual meeting of shareholders (the “Annual Meeting”). The Annual Meeting will be held on Friday, October 11, 2013, at 11:00 a.m., local time, at our headquarters, Suite K, 12th Floor, Building A, Jiangjing Mansion, 228 Yanjiang Ave., Jiangan District, Wuhan City, Hubei Province, China 430010.

This proxy statement summarizes the information you need to know to vote on an informed basis at the annual meeting; however, you do not need to attend the annual meeting to vote your shares. See “How do I vote my shares before the Annual Meeting?”  We expect to begin sending this proxy statement, the attached notice of annual meeting and the proxy card(s) on September 6, 2013, to all shareholders entitled to vote.

Q:	What am I voting on?

If you hold common shares, you are being asked to consider and vote on the following:

•
the election to our board of directors of three (3) Class III directors for a three-year term expiring at the 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

•	the ratification of the selection of RBSM LLP as our independent registered public accountants for the fiscal year ending December 31, 2013.

•
the approval of an amendment to our Amended and Restated Memorandum of Association (the “Memorandum of Association”) to effect, at any time prior to the next Annual Meeting, a reverse stock split of our outstanding common shares having a split ratio ranging from one-for-three to one-for-ten ("Split Ratio"), as such Split Ratio shall be determined by the Board of Directors of the Company to be in the best interest of the Company and its shareholders, and pay to our shareholders cash in lieu of fractional shares at fair market value. The Board of Directors reserves the right, after stockholder approval, to forego or postpone the filing of the amendment to the Memorandum of Association to effect a reverse stock split (the “Reverse Stock Split”) if it determines that action not to be in the best interest of the Company and its shareholders. If a Reverse Stock Split is effected, the Memorandum of Association also will be amended so that the number of authorized shares will continue to be 50,000,000, notwithstanding the Reverse Stock Split.

•
the adoption, on an advisory basis, of a resolution approving the compensation of our named executive officers as disclosed in our Proxy Statement pursuant to Item 402 of Regulation S-K (the “say-on-pay proposal”).

•	the adoption, on an advisory basis, of a proposal on the frequency of future executive compensation advisory votes (the “frequency say-on pay proposal”).

Q:	Who is entitled to vote?

Holders of our outstanding common shares as of the close of business on August 30, 2013, the record date, are entitled to vote at the Annual Meeting. As of August 30, 2013, 11,194,000 common shares were outstanding.

Q:	What does it mean if I get more than one proxy card?

If you receive more than one proxy card, it means you hold shares registered in more than one account. Sign and return ALL proxy cards to ensure that all your shares are voted.

Q:	What are the voting rights of the common shares?

At the Annual Meeting, each common share is entitled to one vote for each director to be elected, the ratification of the selection of RBSM LLP as our independent registered public accountants, the proposed amendments to our Memorandum of Association effecting a Reverse Stock Split and increasing the number of authorized common shares following the Reverse Stock Split to 50,000,000, the “say-on- pay” proposals and any other matter submitted to our shareholders for their approval.

Q:	How do I vote my shares before the Annual Meeting?

If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet or by mail.

•
Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 1:00 a.m. Central Time on October 9, 2013 by calling the toll-free telephone number on the enclosed proxy card, (800) 690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate shareholders by using individual control numbers.

•
Submitting a Proxy via the Internet: You can submit a proxy via the Internet until 1:00 a.m. Central Time on October 9, 2013 by accessing the website listed on your proxy card, www.proxyvote.com, and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

•
Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the appropriate proxy card, date and sign it, and return it in the postage paid envelope provided or to the address shown on the proxy card.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend the Annual Meeting and vote in person.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Q:	If I am the beneficial owner of shares held in “street name” by my broker, will my broker automatically vote my shares for me?

Stock exchange rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters. Your broker has discretionary voting authority under these rules to vote your shares on the ratification of RBSM LLP as our independent registered public accountants. However, unless you provide voting instructions to your broker, your broker does not have discretionary authority to vote on the election of directors, the proposed amendments to our Memorandum of Association effecting a Reverse Stock Split and increasing the number of authorized common shares following the Reverse Stock Split to 50,000,000, or the “say-on- pay” proposals. Therefore, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:	How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR each of the nominees for whom you are entitled to vote, FOR the ratification of RBSM LLP as our independent registered public accountants, FOR the proposed amendments to our Memorandum of Association effecting a Reverse Stock Split and increasing the number of authorized common shares following the Reverse Stock Split to 50,000,000, and FOR the adoption, on an advisory basis, of a resolution approving the compensation of our named executive officers.

Q:	What is an “abstention” or a broker “non-vote” and how do they affect the vote?

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. An abstention with respect to the election of directors is neither a vote cast “for” a nominee nor a vote cast “against” the nominee and, therefore, will have no effect on the outcome of the vote. Abstentions with respect to the ratification of RBSM LLP as our independent registered public accountants or the “say on pay” proposals will also have no effect on the outcome of the vote. However, an abstention with respect to the proposed amendments to our Memorandum of Association effecting a Reverse Stock Split and increasing the number of authorized common shares following the Reverse Stock Split to 50,000,000, will have the same effect as a vote “against” that proposal.

A broker “non-vote” occurs when a broker or other nominee who holds shares for the beneficial owner is unable to vote those shares for the beneficial owner because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the ratification of RBSM LLP as our independent registered public accountants. Brokers will not have such discretionary voting power to vote shares with respect to the election of directors, the proposed amendments to our Memorandum of Association effecting a Reverse Stock Split and increasing the number of authorized common shares following the Reverse Stock Split to 50,000,000, or the “say-on pay” proposals. Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote represented at the meeting and entitled to vote and, consequently, as a general matter, will have no effect on the outcome of the vote, except that a broker-non-vote with respect to the proposed amendments to our Memorandum of Association effecting a Reverse Stock Split and increasing the number of authorized common shares following the Reverse Stock Split to 50,000,000 will have the same effect as a vote “against” that proposal.

Q:	How can I change my vote?

You may revoke your proxy at any time before it is exercised by:

•	Delivering to the Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting in the manner set forth below;
•	Delivering to the Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting;
•	Submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 1:00 a.m. Central Time on October 9, 2013; or
•	Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

Tianli Agritech, Inc.
Suite K, 12th Floor, Building A, Jiangjing Mansion
228 Yanjiang Ave., Jiangan District, Wuhan City
Hubei Province, China 430010
Attention: Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the Annual Meeting before we begin voting.

If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Q:	Who will count the votes?

Representatives of Computershare will count the votes.

Q:	What constitutes a quorum?

A majority of the outstanding common shares entitled to vote at the meeting constitutes a quorum for the items to be voted on by the common shares at the Annual Meeting.
Q:	How many votes are needed for approval of each proposal?

The election to our board of directors of three (3) Class III directors for a three-year term.

Directors to be elected by the holders of common shares will be elected by a plurality of the votes cast by the holders of outstanding common shares entitled to vote in the election who are present, in person or by proxy, at the meeting. Consequently, the director nominees receiving the three highest number of votes cast by the holders of common shares will be elected to fill the three (3) Class III director positions.

The ratification of RBSM LLP as our independent registered public accountants for the fiscal year ending December 31, 2013.

This proposal requires that the number of votes cast in favor of that proposal by holders of our outstanding common shares exceed the number of votes cast against the proposal by holders of our outstanding common shares. Abstentions are not counted as votes “for” or “against” this proposal.

Approval of an amendment to our Memorandum of Association to effect, at any time prior to the next Annual Meeting, a reverse stock split of our outstanding common shares having a split ratio ranging from one-for-three to one-for-ten ("Split Ratio"), as such Split Ratio shall be determined by the Board of Directors of the Company to be in the best interest of the Company and its shareholders, and pay to our shareholders cash in lieu of fractional shares at fair market value. If a Reverse Stock Split is effected, the Memorandum of Association also will be amended so that the number of authorized shares will continue to be 50,000,000, notwithstanding the Reverse Stock Split.

A majority of the outstanding common shares must be cast “FOR” approval of this proposal.  Abstentions and broker non-votes will have the same effect as votes “against” this proposal.

Adoption, on an advisory basis, of a resolution approving the compensation of our named executive officers.

The votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, our executive compensation.  Abstentions are not counted as votes “for” or “against” this proposal.

Adoption, on an advisory basis, of a proposal on the frequency of future non-binding stockholder votes on the compensation of our named executive officers

We will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by shareholders. However, as described in more detail in Proposal 5, because this proposal is non-binding, the board of directors may decide that it is in the best interest of our shareholders and the company to hold future executive compensation advisory votes more or less frequently. Abstentions are not counted as votes “for” or “against” this proposal.

Q:	Does Tianli offer an opportunity to receive future proxy materials electronically?

Yes. If you are a shareholder of record, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive either a proxy card or an e-mail message notifying you when the materials are available, along with a web address for viewing the materials. You may sign up for electronic delivery by marking and signing the appropriate spaces on your proxy card or by contacting our Investor Relations Department by e-mail at ir@tianli-china.com or toll-free by phone at (866) 366-4703. If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.

If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

Electronic delivery saves Tianli money by reducing printing and mailing costs. It will also make it convenient for you to receive your proxy materials online. Tianli charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.

You may discontinue electronic delivery at any time. For more information, contact our Investor Relations Department by e-mail at ir@tianl-china.com or toll-free by phone at (866) 366-4703.

Q:	Who can attend the Annual Meeting?

All shareholders of record as of August 30, 2013 may attend.

PROPOSAL 1: ELECTION OF DIRECTORS

Three (3) Class III directors are to be elected by the holders of common shares. Hanying Li, Peter E. Gadkowski and Dr. Huanchun Chen have each been nominated as Class III directors for a term of three years and until their respective successors have been elected and qualified. Each of the nominees is a member of the present board of directors. If, at the time of the annual meeting any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The board of directors has no reason to believe that any substitute nominee or nominees will be required.

Name, Age, Principal Occupation(s) and Business Experience

Nominated for a term expiring in 2016:

Hanying Li, Age 62

Ms. Li has served as our Chair since January 2010. Ms. Li founded Fengze Wuhan Fengze Agricultural Science and Technology Development Co., Ltd., our variable interest entity and operating company in China (“Fengze”), in 2005. From 1979 through 2004, Ms. Li was deputy director of the Wuhan City Prosecutor’s Office. Ms. Li received her Bachelor’s Degree in Law from Hubei Finance & Economic University. Ms. Li was nominated as a director for her experience operating hog farms and leadership of our company.

Peter E. Gadkowski, Age 62

Mr. Gadkowski has been a director of the Company since December 2010. He has been an attorney in private practice in Colorado Springs, Colorado since February 2000 and from September 1992 to December 1994. He also has experience in the pork industry. He founded, managed and served as CEO and a director of WPP Holding Corp., a hog farm in Yuma, Colorado, from March 1995 through August 1999, which was sold to Smithfield Foods, Inc. He also served as General Counsel and CFO of Premium Standards Farms, Inc., Kansas City, Missouri, from July 1990 to August 1992, which was sold to Continental Grain and then subsequently to Smithfield Foods, Inc. Mr. Gadkowski graduated magna cum laude from the California Western School of Law, and received an MBA in Finance and a BS in Business and Economics from Lehigh University. Mr. Gadkowski was nominated as a director for his experience operating hog farms.

Dr. Huanchun Chen, Age 60

Dr. Chen has been a director of the Company since December 2010. Dr. Chen is a professor at the Chinese Academy of Engineering and an expert in infectious diseases of domesticated animals. He graduated with a degree in Veterinarian Medicine from the University of Munich, Germany. Since 2000, Dr. Chen has served as a Vice President and Professor in the Laboratory of Preventive Veterinary Science at Huazhong University of Agriculture. Dr. Chen’s major achievements include confirming the outbreak of Hog Pseudorabies in China, separating and identifying the Hog Pseudorabies Virus, developing various diagnostic methods, systematically illustrating five forms of clinical manifestation of Hog Pseudorabies of China, and coming up with a plan to eliminate Hog Pseudorabies. In 2001, he won the 2nd Prize of National Advance of Science and Technology. By developing new-types of inactivated vaccines and attenuated vaccines and diagnosis reagent kits, he has won 3 kinds of identified achievement and 14 kinds of expert acceptance achievements. Dr. Chen was nominated as a director for his experience with diseases affecting hogs.

Directors whose terms expire in 2014:

Benyan Li, Age 62

Mr. Li has been a director of the Company since January 2010. Mr. Li was the head Congressman of Qiaokou District People’s Congress between 2006 and 2009, chief prosecutor of Qiaokou District between 2001 and 2006, and chief prosecutor of Huangpi District between 1999 and 2001. Mr. Li received his diploma from the College of Central South Politics and Law. Mr. Li was nominated as a director because of his familiarity with applicable laws and agencies in Wuhan.

Yang Chen, Age 42

Mr. Chen has been a director of the Company since October 2012. Mr. Chen has been an Executive Vice President since July 2012, mainly in charge of our marketing and sales program for Black Hogs. Prior to joining us, Mr. Chen served as Vice President in Marketing of China Oumei Real Estate Inc., a real estate development company located in Qingdao, Shandong province, China since April 2010. From January 2008 until April 2010 he served as the Chief Financial Officer of Qingdao Oumei Real Estate Development Co., Ltd.  From 2004 to 2008, he was the chief financial officer of Mudanjiang Dongxing Group. Mr. Chen has more than 17 years of experience in accounting and financial management. From 2004 to 2008, he served as Chief Financial Officer of Mudanjiang Dongxing Group Corporation, a retail-oriented diversified company (hotels, supermarkets, villas, and electrical equipment). From 1992 to 2004, Mr. Chen served as chief financial officer of several companies, including Harbin Guangyun Electrical Appliance Co., Ltd. Mr. Chen graduated from Harbin Institute of Technology with a Bachelor’s Degree in Industrial Accounting in 1992. Mr. Chen was nominated as a director for his experience in marketing and accounting.

Directors whose terms expire in 2015:

Jianguo Hu, Age 51

Mr. Hu has been a director of the Company since December 6, 2010 and Vice General Manager and Technical Director of the Company since 2008.  He leads the Company’s research and directs its breeding production. From January 2005 to January 2008, Mr. Hu was the Executive Director of the Hubei Provincial Association for Hog Raising. From January 2003 to December 2004 Mr. Hu served as a Director of the Wuhan Nanhu Modern Pig Raising Technology Research Center, which conducts research and promotion of modern hog raising techniques. Mr. Hu was nominated as a director for his experience in breeding hogs and his familiarity with the Company’s operations.

Zihui Mo, Age 54

Mr. Mo has been a director of the Company since October 2012. Since January 1, 2009, Mr. Mo has been CFO and COO of Watches of Switzerland, a private manufacturer of watches in Hong Kong and the United States owned by members of his family. He held the same positions from February 2004 through 2006. From January 1, 2007 through 2009, he was a marketing manager with A Field Consulting Ltd., a company that provides consulting services for small and middle sized companies seeking to go public. From November 1994 through January 2004, he was Vice General Manager of China Shipping and Vice General Manager of Rich Shipping Co., Ltd. From September 1993 through November 1994, he was Marketing Manager of Barako Shipping Co., Ltd. From February 1991 through August 1993, he was Marketing Supervisor of UDS Distribution Services Co., Ltd., Jardine Group. From October 1989 through February 1991, he was Marketing Manager of Toyota of Durata, California. Mr. Mo received a Degree in Education from Ricks College (Idaho) in 1985 and a Degree in Market Management and Academician in Accounting from Brigham Young University in 1988. Mr. Mo was nominated as a director for his experience in marketing and accounting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” HANYING LI, PETER E. GADKOWSKI AND DR. HUANCHUN CHEN AS CLASS III DIRECTORS.

Board of Directors

Our Board of Directors consists of seven directors. There are no family relationships between any of our executive officers and directors. There are no arrangements or understandings pursuant to which our directors are selected or nominated.

          The directors are divided into three classes, as nearly equal in number as the then total number of directors permits. Class I directors shall face re-election at our annual general meeting of shareholders in 2014 and every three years thereafter. Class II directors shall face re-election at our annual general meeting of shareholders in 2015 and every three years thereafter. Class III directors face election at our annual general meeting of shareholders in 2013 and every three years thereafter.

If the number of directors changes, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible. Any additional directors of a class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class. Decreases in the number of directors will not shorten the term of any incumbent director. These board provisions could make it more difficult for third parties to gain control of our company by making it difficult to replace members of the Board of Directors.

A director may vote in respect of any contract or transaction in which he is interested; provided, however that the nature of the interest of any director in any contract or transaction is disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested, and may vote on such motion.

Ms. Hanying Li currently holds both the positions of Chief Executive Officer and Chair of the Board. These two positions have not been consolidated into one position; Ms. Li simply holds both positions at this time. We do not have a lead independent director because we believe our independent directors are encouraged to freely voice their opinions on a relatively small company board. We believe this leadership structure is appropriate because we are a smaller reporting company and deem it appropriate to be able to benefit from the guidance of Ms. Li as both our principal executive officer and Chair of the Board.

Our Board of Directors plays a key role in our risk oversight. Our Board of Directors makes all relevant Company decisions. As such, it is important for us to have our Chief Executive Officer serve on the Board as she plays a key role in the risk oversight or the Company. As a smaller reporting company with a small board of directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Director Independence

The Board of Directors maintains a majority of directors who are deemed to be independent under the definition of independence provided by NASDAQ Listing Rule 5605(a)(15). Peter E. Gadkowski, Benyan Li, Zihui Mo, and Dr. Huanchun Chen are our independent directors.

Board Committees

The Board has established three committees: the audit committee, the compensation committee and the nominating committee.

Audit Committee

The audit committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The members of the audit committee are Zihui Mo (Chairman), Peter E. Gadkowski, Benyan Li and Dr. Huanchun Chen. Mr. Mo is the Audit Committee Financial Expert. All of the members of the audit committee are financially literate. The audit committee held four meetings during the year ended December 31, 2012.

Compensation Committee

The compensation committee of the Board of Directors reviews and makes recommendations to the Board regarding our compensation policies for our officers, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The members of the compensation committee are Benyan Li (Chairman), Zihui Mo and Dr. Huanchun Chen. The compensation committee did not hold any meetings during the year ended December 31, 2012.

Nominating Committee

The nominating committee of the Board of Directors is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations for election of directors and other governance issues. The nominating committee considers diversity of opinion and experience when nominating directors.

The nominating committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate. The nominating committee is responsible for making recommendations to the Board of Directors of nominees to stand for election as directors.  The members of the nominating committee are Peter Gadkowski (Chairman), Benyan Li and Dr. Huanchun Chen. The nominating committee held one meeting during the year ended December 31, 2012.

The Board of Directors periodically reviews the diversity of specific skills and characteristics necessary as a member of our Board. The nominating committee will assess the skill areas currently represented on the Board against the target skill areas, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the Board to carry out its function.

The nominating committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data, and qualifications of such persons are submitted and delivered in writing in a timely manner.   The criteria that the committee and the full board will use to assess the qualifications of candidates for election to the board will include matters such as experience in the hog or agricultural industry, financial or technical expertise, strength of character, quality of judgment, concern for the interests of the Company’s shareholders, and how these skills might be best utilized by the Company. The committee will also consider the extent to which the nominee would fill a present need on our Board of Directors.

Code of Ethics

Our code of business conduct and ethics provides that our directors and officers are expected to avoid any action, position or interest that conflicts with the interests of our company or gives the appearance of a conflict. Directors and officers have an obligation under our code of business conduct and ethics to advance our company’s interests when the opportunity to do so arises. A copy of our Code of Business Conduct and Ethics is available in the “Corporate Governance” section of our website (www.tianli-china.com ).

Meeting Attendance

During our last fiscal year, our board of directors held four meetings, either in person or by telephone. Each director attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors held while he or she was a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served on the committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of our outstanding common shares, to file with the Securities and Exchange Commission various reports concerning their beneficial ownership of, and transactions in, our securities. Copies of these filings must be furnished to us.

Based on a review of the copies of such forms furnished to us and representations from our executive officers and directors, all our officers, directors and greater than 10% stockholders filed all reports required to be filed during 2012 in accordance with the filing requirements of Section 16(a) of the Exchange Act, except that the Form 3’s of Zihui Mo, Yang Chen and Guofu Zhang (our former Chief Financial Officer) were not filed timely.

Compensation of Directors

The directors may receive such remuneration as our Board of Directors may determine from time to time. Each director is entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our Board of Directors or committees of our Board of Directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for our directors.

All directors hold office until the next annual meeting of shareholders at which their respective class of directors is re-elected and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors do not receive any compensation for their services as directors. Non-employee directors are entitled to receive compensation per year for serving as directors and may receive option grants from our company. In addition, non-employee directors are entitled to be reimbursed for their actual travel expenses for each Board of Directors meeting attended.

The following table sets forth certain information regarding the compensation paid to our directors during the fiscal year ended December 31, 2012.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Zihui Mo (1)	-	-	-	-	-	-	-
Benyan Li	-	-	-	-	-	-	-
Yang Chen (1)	-	-	-	-	-	-	-
Peter E. Gadkowski	$3,000	-	(2)	-	-	-	$3,000
Dr. Huanchun Chen	-	-	-	-	-	-	-
Jianguo Hu	$18,593	-	-	-	-	-	$18,593
Youhang Peng (3)	-	-	-	-	-	-	-
_______
(1)	Zihui Mo, and Yang Chen were elected as directors on October 19, 2012.
(2)	Represents options to purchase 8,667 common shares at an exercise price of $6.00 per shares which are exercisable until January 31, 2017.
(3)	Youhang Peng served as a director until October 19, 2012.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the Board or otherwise contained in the minutes of a meeting or a written resolution of the Board or any committee of the Board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Limitation of Director and Officer Liability

Under British Virgin Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Our memorandum and articles of association provide that, to the fullest extent permitted by British Virgin Islands law or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their duties. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our memorandum and articles of association, we may indemnify our directors (or anyone serving at our request as a director of another entity), officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

The decision of our Board of Directors as to whether an individual eligible for indemnification acted honestly and in good faith with a view to our best interests and as to whether the individual had no reasonable cause to believe that his or her conduct was unlawful is, in the absence of fraud, sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that an individual did not act honestly and in good faith and with a view to our best interests or that the individual had reasonable cause to believe that his or her conduct was unlawful. If an individual eligible for indemnification has been successful in defense of any proceedings referred to above, that individual is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling our company under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Compensation

The following table sets forth information with respect to the amounts awarded to, earned by, or paid to, Hanying Li, our principal executive officer, during the year ended December 31, 2012 and 2011 for services provided in all capacities to us and our subsidiaries. No executive officer (or former executive officer) received more than $100,000 in compensation for the fiscal year ended December 31, 2012.

Summary Compensation Table

Name & Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total

Hanying Li	2012	$50,000	0	0	0	0	0	0	$50,000
CEO and President	2011	50,000	0	0	0	0	0	0	$50,000

Employment Agreement

We entered into an employment agreement with our president and chief executive officer, Ms. Hanying Li effective December 1, 2009 which expired on November 30, 2012. Ms. Li’s employment agreement was automatically renewed through November 30, 2014. Under the terms of her employment agreement, Ms. Li is entitled to:

•	Base compensation of $50,000, payable in 12 equal monthly installments of $4,167.

•	Year-end bonus of $96,000, payable in the event our annual audited profits increase by at least 150% of the last year audited profit.

•	Reimbursement of reasonable expenses incurred by Ms. Li.

Ms. Li agreed that during the term of her employment agreement and for 36 months afterwards to:

•	keep confidential and not disclose our confidential information;

•	take and implement all appropriate measures to protect the confidentiality of our confidential information;

•	not disclose, transmit, exploit or otherwise use for her own account or for others, elements of our confidential information;

Ms. Li also has agreed not to compete with our company directly or indirectly while employed by us and for a period of 24 months afterwards.

The employment agreement of Ms. Li may be terminated at any time by either party upon 60 days’ prior notice.

Certain Relationships and Related Transactions

Payables to Related Party

At December 31, 2012 and 2011, Fengze had aggregate payables to Ms. Li of approximately $125,842 and $120,326. Such amount was due to Ms. Li for advances to Fengze for its working capital related to the operations of our hog farms. These amounts were due upon demand and without interest.

Contractual Arrangements with Domestic Companies and their Shareholders

We operate our business in China through a series of contractual arrangements between Wuhan Fengxin Agricultural Science and Technology Development Co., Ltd., a Chinese limited liability company, a wholly foreign owned entity (“WFOE”) and Wuhan Fengze Agricultural Science and Technology Development Co., Ltd., a Chinese limited liability company (“Fengze”) and its shareholders, who are related parties. WFOE is an indirect wholly-owned subsidiary of Tianli.

Although Chinese laws and regulations prevent direct foreign investment in certain industries, they currently do not prohibit or restrict foreign ownership in hog breeding businesses. To protect our shareholders from adverse consequences resulting from possible future ownership restrictions, rather than acquire an equity interest in Fengze, we caused WFOE to enter into certain control agreements with Fengze and its shareholders, pursuant to which we control Fengze and are entitled to the benefit of the results of its operations. The control agreements include an Entrusted Management Agreement, an Exclusive Option Agreement, a Shareholders’ Voting Proxy Agreement and a Pledge of Equity Agreement, each of which is described below.  As a result of these agreements, WFOE is entitled to receive 100% of the profits of Fengze and is obligated for 100% of the losses of Fengze. Thus, although WFOE and Fengze are independent legal entities and neither is liable for the obligations of the other, as a consequence of the control agreements, though not responsible for Fengze’s obligations, WFOE is obligated for its losses.

Entrusted Management Agreement. Fengze and WFOE entered into an Entrusted Management Agreement, which provides that WFOE will be fully and exclusively responsible for the management of Fengze. As consideration for such services and WFOE’s agreement to bear all losses of Fengze, Fengze has agreed to pay WFOE an annual fee equal to Fengze’s earnings. This agreement will terminate upon the earliest of: (1) the winding up of Fengze; (2) the termination date of the Entrusted Management Agreement, as agreed by the parties thereto; or (3) the date on which WFOE completes the acquisition of Fengze.

Exclusive Option Agreement. Fengze and each of Fengze’s shareholders entered into an Exclusive Option Agreement with WFOE, which provides that WFOE will be entitled to acquire all of the outstanding shares of Fengze from the current shareholders upon certain terms and conditions. In addition, WFOE was granted an irrevocable option to purchase all or part of the assets and business of Fengze at a price based on the circumstances at the time of the exercise of the option. Such option may be exercised at any time we determine to do so, provided it is then allowable under PRC laws and regulation. The Exclusive Option Agreement prohibits Fengze and its shareholders from transferring any portion of the equity interests, business or assets of Fengze to anyone other than WFOE. WFOE has not yet taken any action to exercise these rights of purchase, and there is no guarantee that it will do so, that it will be permitted to do so by applicable law at such times as it may wish to do so or that Fengze or one or more of its shareholders will not default under its obligations under such agreement.

Shareholders’ Voting Proxy Agreement. All shareholders of Fengze executed a Shareholders’ Voting Proxy Agreement to irrevocably appoint persons designated by WFOE with the exclusive right to exercise, on their behalf, all of their Voting Rights in accordance with applicable law and Fengze’s Articles of Association, including but not limited to the rights to sell or transfer all or any of their equity interests in Fengze and to appoint and elect the directors and Chair as the authorized legal representative of Fengze. This agreement will be terminated only upon the acquisition by WFOE of all of the equity interests in, or all of the assets and business of, Fengze.

Pledge of Equity Agreement. WFOE and all shareholders of Fengze entered into a Pledge of Equity Agreement, pursuant to which each shareholder pledged all (100%) of its shares in Fengze to WFOE. If Fengze or any of its respective shareholders breaches its respective contractual obligations in the “Entrusted Management Agreement”, “Exclusive Option Agreement” and “Shareholders’ Voting Proxy Agreement”, WFOE, as Pledgee, will be entitled to foreclose on the pledged equity interests. The Fengze shareholders cannot dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest. This pledge has been recorded with applicable authorities in China to perfect WFOE’s security interest.

Policy Concerning Related Party Transactions

We recognize that transactions between us and any of our directors or executives with a related party can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our Company and shareholders. Therefore in accordance with our Code of Ethics, it is our preference to avoid such transactions. All potential related party transactions involving the Company and/or its employees are to be presented in advance to the Company's Audit Committee to be reviewed for a potential conflict of interest.  Such transactions must be approved by the Audit Committee before they can commence.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is a separately-designated, standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. It is composed of four directors whom the board of directors has determined are “independent directors” as defined by Nasdaq listing standards. The Audit Committee’s responsibilities are set forth in its written charter approved by the board of directors. The charter is reviewed annually by the Audit Committee. A copy of the Audit Committee charter may be found on our website (www.Tianli-China.com ) under the caption “Corporate Governance.” As required by Nasdaq listing standards, the Audit Committee has determined that its charter is adequate. The Audit Committee also has determined that its members meet the financial literacy requirements of Nasdaq listing standards.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on them. The Audit Committee’s responsibility is to engage the independent auditor and otherwise to monitor and oversee these processes. For the fiscal year ended December 31, 2012, the Audit Committee engaged RBSM LLP to serve as the Company’s independent auditor.

The Audit Committee has met and held discussions with management and RBSM LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2012 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 114, as amended (“Communication with Audit Committees”), and Public Company Accounting Oversight Board AU section 380 (“Communication with Audit Committees”).

The Board of Directors, upon the recommendation of the Audit Committee, has adopted an Auditor Independence Policy that, among other things, prohibits the company’s independent auditor from performing certain non-audit services for the Company, requires prior approval of the Audit Committee for any services provided by the Company’s independent auditor, limits the hiring by the Company of former employees of the Company’s independent auditor who have worked on the Tianli account and requires enhanced disclosure both to the Audit Committee and to shareholders of matters related to auditor independence.

The Audit Committee has received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding RBSM LLP's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accountants that firm’s independence. In addition, the Audit Committee approves in advance all engagements of the Company’s independent auditor. The Audit Committee determined that RBSM LLP’s provision of non-audit services to the Company as described in “Matters Relating to Independent Registered Public Accountants” is compatible with maintaining that firm’s independence.

Based on these discussions and reviews, the Audit Committee determined that the audited financial statements for the Company’s last fiscal year should be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and made a formal recommendation to the Board of Directors to that effect.

Zihui Mo (Chairman)
Peter E. Gadkowski
Benyan Li
Dr. Huanchun Chen

PROPOSAL 2: RATIFICATION OF SELECTION OF REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, a committee of the Board of Directors, has appointed RBSM LLP to serve as our independent registered public accountants for the fiscal year ending December 31, 2013, subject to ratification by the holders of our common shares. RBSM LLP has advised us that it will not have a representative at the annual meeting.  RBSM LLP was our registered independent public accountants for the fiscal year ended December 31, 2012 and issued an audit report on our consolidated financial statements as at and for the year ended December 31, 2012.

If shareholders do not ratify the selection of RBSM LLP as our independent registered public accountants, or if prior to the 2013 annual meeting of shareholders RBSM LLP ceases to act as our independent registered public accountants, then the Audit Committee will reconsider the selection of independent registered public accountants.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF RBSM LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On January 17, 2013, the Company was informed by its then independent registered public accounting firm, Sherb & Co., LLP (“Sherb”), that it had combined its practice with RBSM LLP (the “Merger”) effective January 1, 2013. As a result, the Company determined to enter into an engagement letter with RBSM LLP which became the Company's independent registered public accounting firm. The engagement of RBSM LLP as the Company's independent registered public accounting firm was approved by the Audit Committee of the Board of Directors of the Company on January 25, 2013.

Sherb & Co., LLP issued an audit report on the consolidated financial statements of the Company as at and for the years ended December 31, 2011 and 2010, which did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of the consolidated financial statements of the Company as at and for the years ended December 31, 2011 and 2010 and through date of Form 8-K reporting the change, (i) there were no disagreements between the Company and Sherb & Co., LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Sherb & Co., LLP, would have caused Sherb & Co., LLP to make reference to the subject matter of the disagreement in its report on the Company's financial statements for such year or during the interim period through the date of the filing of the Form 8-K reporting the change, and (ii) there were no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During the two years ended December 31, 2011, the Company did not consult with RBSM LLP with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company's financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or an event of the type described in Item 304(a)(1)(v) of Regulation S-K.

Prior to filing a Form 8-K reporting such change, the Company provided Sherb with a copy of the foregoing disclosures in the Form 8-K and Sherb furnished the Company with a letter addressed to the Securities and Exchange Commission stating that it agreed with the Company's statements in the Form 8-K. A copy of the letter furnished by Sherb was filed as an exhibit to that Form 8-K.

Principal Accounting Fees and Services

The following is a summary of the fees billed to us by RBSM LLP and Sherb & Co., LLP for professional services rendered for the fiscal years ended December 31, 2012 and 2011:

	Fiscal Year Ended December 31,
	2012	2011
Audit Fees	$132,000	$132,000
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
	$132,000	$132,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees".

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include preparation of federal and state income tax returns.

All Other Fees. Consists of fees for product and services other than the services reported above.

Board of Directors' Pre-Approval Policies

Our Board of Directors' policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit related services, tax services, and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Board of Directors regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date. The Board of Directors may also pre-approve particular services on a case-by-case basis.

PROPOSAL 3: APPROVAL OF AMENDMENTS TO THE AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON SHARES AND INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES FOLLOWING THE REVERSE STOCK SPLIT TO 50,000,000.

General

We are asking shareholders to consider and authorize the Board, in its sole discretion, to amend our Amended and Restated Memorandum of Association (the “Memorandum of Association”) in order to effect a reverse stock split of our outstanding common shares having a split ratio ranging from one-for-three to one-for-ten ("Split Ratio"), as such Split Ratio shall be determined by our Board to be in the best interests of the Company and our shareholders, and pay to our shareholders cash in lieu of fractional shares at fair market value, without further approval or authorization of our shareholders, at any time prior to the next Annual Meeting of Stockholders. In addition, if such an amendment is filed and subsequently registered with the Registrar of Corporate Affairs of the British Virgin Islands, we would file and subsequently register, without further approval or authorization of our shareholders, a further amendment to our Memorandum of Association increasing the number of authorized number of common shares to 50,000,000, the same number as under our existing Memorandum of Association. On August 16, 2013, our Board adopted resolutions:

•
declaring the advisability of the reverse stock split on a basis ranging from one-for-three to one-for-ten, as such Split Ratio shall be determined by the Board to be in the best interests of the Company and its shareholders, and authorizing that our outstanding common shares be converted into a lesser number of common shares calculated in accordance with the Split Ratio (the "Reverse Stock Split");

•	declaring the advisability of a further amendment increasing the number of authorized common shares to 50,000,000 following the Reverse Stock Split;

•
declaring the advisability of the amendments to our Amended and Restated Memorandum of Association effectuating the Reverse Stock Split and thereafter increasing the number of authorized common shares to 50,000,000;

•
recommending that our shareholders authorize the amendments to our Amended and Restated Memorandum of Association to effectuate the Reverse Stock Split and thereafter increasing the number of authorized common shares to 50,000,000, in each case without further approval or authorization of our shareholders; and

•	authorizing any other action necessary to effectuate the Reverse Stock Split.

If approved by shareholders, the Reverse Stock Split would become effective by the filing and subsequent registration of an amendment to the Memorandum of Association with the Registrar of Corporate Affairs of the British Virgin Islands.  Following the registration of the amendment and with effect from the date of filing the amendment, each common share would automatically be converted into not less than one-tenth and not greater than one-third of a common share depending on the Split Ratio. In addition, the number of our common shares subject to our outstanding options and warrants will each be reduced by a factor equal to the Split Ratio. Similarly, the exercise price of our outstanding options and warrants will be increased by a factor equal to the Split Ratio.

Our Board reserves the right, even after shareholder approval, to forego or postpone the filing of the amendment to the Memorandum of Association if our Board determines the Reverse Stock Split not to be in the best interests of the Company and its shareholders. If the Reverse Stock Split approved by the shareholders at the Annual Meeting is not implemented before our next Annual Meeting of Shareholders, the amendment will be deemed abandoned, without any further effect. In that case, our Board may again seek shareholder approval at a future date for a reverse stock split if our Board deems a reverse stock split to be advisable at that time.

In all likelihood, we will effectuate a Reverse Stock Split only if necessary to maintain our listing on The Nasdaq Capital Market or The Nasdaq Global Market.

Background

Until August 6, 2013, our common shares were listed on The Nasdaq Global Market. On February 6, 2013, the Company received notice from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that for the previous 30 consecutive business days, the bid price for our common shares had closed below the minimum $1.00 per share requirement for continued inclusion on Nasdaq under Nasdaq Listing Rule 5450(a)(1) and that we would be afforded 180 calendar days, or until August 5, 2013, to regain compliance with the minimum bid price requirement. On August 2, 2013 we received a letter from the Nasdaq staff stating that the Company’s application to list its common shares on The Nasdaq Capital Market had been approved and that the Company’s securities would be transferred to The Nasdaq Capital Market at the opening the business on August 6, 2013. In the letter, the Nasdaq staff noted that we had failed to regain compliance with the minimum bid price requirement within the 180 day period provided. However, the letter also stated that the Nasdaq staff had determined that the Company was eligible for an additional 180 calendar day period, or until February 3, 2014, to regain compliance with the minimum bid price requirement. The Nasdaq staff stated that its decision was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market with the exception of the minimum bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

Purposes and Risks of the Reverse Stock Split

In order to continue trading on The Nasdaq Capital Market, we must satisfy the continued listing requirements for that market. Nasdaq requires a minimum bid price of $1.00 per share for continued listing on The Nasdaq Capital Market. On August 14, 2013, the closing price of our common shares was $0.59. Our Board believes that the Reverse Stock Split would have the effect of increasing the trading price of our common shares, which would help to ensure a share price high enough to satisfy this Nasdaq listing requirement, although there can be no assurance that our common share price will be maintained at such level.

Even if the Reverse Stock Split is implemented, there can be no assurance that we will be able to maintain the listing of our common shares on The Nasdaq Capital Market. Nasdaq maintains several other continued listing requirements currently applicable to the listing of our common shares. While we are currently in compliance with the other listing requirements (other than minimum bid price as discussed above in the section captioned "Background"), there can be no assurance that we will maintain compliance with all of the applicable requirements. Moreover, there can be no assurance that the market price of our common shares after the Reverse Stock Split will adjust to reflect the ratio of the Reverse Stock Split or that the market price following the Reverse Stock Split will either exceed or remain in excess of the current market price of our common shares. In addition, it is possible that the liquidity of our common shares will be affected adversely by the reduced number of shares outstanding following the Reverse Stock Split.

In evaluating the Reverse Stock Split, our Board also took into consideration negative factors associated with reverse stock splits. These factors include: the negative perception of reverse stock splits held by many investors, analysts and other stock market participants; the fact that the stock price of some companies that have recently effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; and the costs associated with implementing the Reverse Stock Split. Our Board, however, determined that these negative factors were outweighed by the purpose of greater assurance that our common shares will remain listed on The Nasdaq Capital Market.

Principal Effects of the Reverse Stock Split

If the Reverse Stock Split is authorized at the Annual Meeting and the Reverse Stock Split is implemented, each of our outstanding common shares immediately prior to the effective time of the Reverse Stock Split, will automatically be converted, as of the effective time of the Reverse Stock Split, into not less than one-tenth and not greater than one-third of a common share depending on the Split Ratio. In addition, proportionate adjustments will be made to the number of shares underlying, and the exercise price of, our outstanding options and warrants. The principal effects of the Reverse Stock Split will be that (i) the number of common shares issued and outstanding will be reduced from 11,194,000 shares as of August 30, 2013, to a range of 3,731,333 to 1,119,400 shares, depending on the exact split ratio chosen by our Board, and (ii) all outstanding options and warrants, if any, entitling the holders thereof to purchase our common shares will enable such holders to purchase, upon exercise of their options or warrants, one-tenth to one-third of the number of common shares which such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the Reverse Stock Split, at an exercise price equal to 3 to 10 times the exercise price specified before the Reverse Stock Split, resulting in the same aggregate price being required to be paid upon exercise thereof immediately preceding the Reverse Stock Split.

No fractional shares of our common stock will be issued in connection with the Reverse Stock Split, if implemented. Holders of our common shares who would otherwise receive a fractional share of our common shares pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share, as explained more fully below under the heading "—Cash Payment in Lieu of Fractional Shares". Because no fractional shares of our common shares will be issued in connection with the proposed Reverse Stock Split, holders of less than one of our common shares after giving effect to the Split Ratio will be eliminated in the event that the Reverse Stock Split is adopted. If as a result of the Reverse Stock Split a record holder would hold less than one of our common shares, then such holder would no longer be a record holder of our common shares and the Reverse Stock Split would decrease the number of record holders of our common shares.

Although as a result of the Reverse Stock Split, the number of authorized common shares would initially be reduced from 50,000,000 to a minimum of 5,000,000 to a maximum of 16,666,666 shares depending on the Split Ratio, upon the filing and subsequent registration of the further amendment to the Memorandum of Association immediately following the Reverse Stock Split, the number of authorized shares would be increased to 50,000,000. Consequently, the proportion of unissued authorized common shares to issued common shares would increase. These additional authorized but unissued shares would be available for issuance from time to time for corporate purposes and would provide the Company with flexibility for such actions as raising additional capital, acquiring assets and selling shares or securities convertible into common shares. If our Board authorizes the issuance of additional shares subsequent to the Reverse Stock Split, the dilution to the ownership interest of our existing shareholders may be greater than would have occurred had the Reverse Stock Split not been effected. Many stock issuances not involving equity compensation do not require shareholder approval, and our Board generally seeks approval of our shareholders in connection with a proposed issuance only if required at that time. While these shares may be issued at the Board's discretion, the Company does not have any plans at this time to issue any of its authorized but unissued shares that would be available as a result of the approval and implementation of the Reverse Stock Split. In addition, the additional common shares that would become available for issuance could be used by the Company to oppose a hostile takeover attempt or delay or prevent a change of control or changes in or removal of our directors and management, including any transaction that may be favored by a majority of our shareholders or in which our shareholders might otherwise receive a premium for their shares over the then-current market price or benefit in some other manner. For example, without further shareholder approval, our Board could strategically sell our common shares in a private transaction to purchasers who would oppose a takeover. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstance, have an anti-takeover effect, the Reverse Stock Split is not being proposed in response to any effort of which the Company is aware to accumulate our common shares or obtain control of the Company.

In addition, as a result of the Reverse Stock Split, the par value of our common shares would be increased from $0.001 to a minimum of $0.003 to a maximum of $0.01, depending on the Split Ratio. After the Reverse Stock Split, holders of our common shares will have the same voting rights and rights to dividends and other distributions and the common shares will be identical in all other respects to our existing common shares. Each shareholder's percentage ownership of our common shares after the Reverse Stock Split will not be altered except for the effect of eliminating fractional shares.

If the Reverse Stock Split is authorized at the Annual Meeting and effected by the filing and subsequent registration of an amendment to our Memorandum of Association, some shareholders may consequently own "odd lots" of less than one hundred of our common shares. Odd lots may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares. Therefore, those shareholders who own odd lots following the Reverse Stock Split may be required to pay higher transaction costs should these shareholders then determine to sell their common shares..

Our common shares are currently registered under the Securities Exchange Act of 1934, as amended, and Tianlii is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of the Company's common shares under the Exchange Act.

Shareholders Procedures For Conversion of Common Shares

If the Reverse Stock Split is effected, as soon as practicable thereafter, shareholders will be notified that the Reverse Stock Split has occurred and instructions will be provided regarding what actions, if any, need to be taken at that time.

Registered and Beneficial Stockholders

Upon the effectiveness of the Reverse Stock Split, we intend to treat shareholders holding our common shares in "street name" (that is, held through a bank, broker or other nominee) in the same manner as registered shareholders whose common shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common shares in "street name;" however, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Stock Split. If you hold your common shares with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Registered "Book-Entry" Shareholders

Our registered shareholders may hold some or all of their shares electronically in book-entry form. These shareholders will not have stock certificates evidencing their ownership of our common shares. They are, however, provided with a statement reflecting the number of our common shares registered in their accounts.

If you hold registered common shares in book-entry form, you do not need to take any action to receive your post-Reverse Stock Split common shares in registered book-entry form or your cash payment in lieu of any fractional interest, if applicable. If you are entitled to post-Reverse Stock Split common shares, a transaction statement will automatically be sent to your address of record as soon as practicable after the effective date of the Reverse Stock Split indicating the number of our common shares you hold. If you are entitled to a payment in lieu of any fractional interest, a check will be mailed to you at your registered address as soon as practicable after the effective date of the Reverse Stock Split. By signing and cashing this check, you will warrant that you owned the common shares for which you received a cash payment. See "Fractional Shares" above for additional information.

Registered Certificated Shares

Some registered stockholders hold our common shares in certificate form or a combination of certificate and book-entry form. If any of your common shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the Reverse Stock Split. The Company expects that Computershare will act as exchange agent for purposes of implementing the exchange of stock certificates. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-Reverse Stock Split of our common shares for a certificate representing the post-Reverse Stock Split shares, together with any payment of cash in lieu of fractional shares to which you are entitled.

SHAREHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Appraisal Rights

Tianli shareholders will not be entitled to exercise rights of appraisal in connection with the Reverse Stock Split.

Cash Payment in Lieu of Fractional Shares

In lieu of any fractional share of our common shares to which a holder of our common shares would otherwise be entitled as a result of the Reverse Stock Split, the Company will pay the holder cash equal to that fraction multiplied by the then fair market value of one of our common shares as determined by our Board. If, at the effective time of the Reverse Stock Split, our common shares are traded on The Nasdaq Capital Market, our Board has determined that the fair market value of our common shares will be calculated as the average of the high and low trading prices of our common shares on The Nasdaq Capital Market during the regular trading hours for the five trading days immediately preceding the effective time of the Reverse Stock Split. Except for the right to receive the cash payment in lieu of a fractional share, a shareholder will not have any voting, dividend or other rights with respect to the fractional share they would otherwise be entitled to receive. Cash received in lieu of a fractional share of our common shares will be treated as payment in exchange for such common share.

Board Discretion to Implement the Reverse Stock Split

If the Reverse Stock Split is approved at the Annual Meeting, our Board may, in its sole discretion, at any time prior to our next Annual Meeting of Shareholders, implement the Reverse Stock Split by the filing and subsequent registration with the Registrar of Corporate Affairs of the British Virgin Islands of an amendment to our Amended and Restated Memorandum of Association. At the time of such filing and registration, a separate amendment to our Amended and Restated Memorandum of Association increasing the number of authorized shares to 50,000,000, the same number as under our existing Amended and Restated Memorandum of Association, will be filed and subsequently registered with the Registrar of Corporate Affairs of the British Virgin Islands.

Notwithstanding the approval by the shareholders of the Reverse Stock Split at the Annual Meeting, our Board may, in its sole discretion, determine not to implement the Reverse Stock Split. Such determination will be based upon certain factors, including Tianli’s then current stock price, the existing and expected marketability and liquidity of our common shares, prevailing market conditions, the likely effect on the market price of our common shares and the costs and benefits of continuing to meet the listing requirements of The Nasdaq Capital Market. In all likelihood, we will effectuate a Reverse Stock Split only if necessary to maintain our listing on The Nasdaq Capital Market or The Nasdaq Global Market.

If our Board does not implement the Reverse Stock Split before the date of our next Annual Meeting of Shareholders, the authorization provided to our Board at this Annual Meeting to effect the Reverse Stock Split will no longer have any effect. In such event, our Board would need to seek shareholder approval again at a future date for a reverse stock split if our Board deems a reverse stock split to be advisable at that time.

Our Board believes the authorization of our Board, in its sole discretion, to amend our Memorandum of Association to effect the Reverse Stock Split of our outstanding common shares without further approval or authorization of our shareholders is advisable and in the best interests of the Company and its shareholders.

Accounting Consequences

The Reverse Stock Split, if implemented, will increase the par value of our common shares from $0.001 to a minimum of $0.003 to a maximum of $0.01, depending upon the Split Ratio. Consequently, the stated capital with respect to our common shares on our balance sheet and the additional paid-in-capital account will not change as a result of the Reverse Split.. The Reverse Stock Split will affect our per share net income or loss and net book value per share of our common shares following the Reverse Stock Split, as there will be fewer of our common shares outstanding.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain material U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to holders of our common shares that hold such stock as a capital asset for U.S. federal income tax purposes and that may impact the Company. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This summary does not apply to a holder of our common shares that is a member of a special class of holders subject to special tax rules, including, without limitation, holders subject to the alternative minimum tax, banks, insurance companies or other financial institutions, tax-exempt organizations, dealers in securities or foreign currencies, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities for U.S. federal income tax purposes, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar, persons holding our common stock as part of a hedge, straddle, conversion, constructive sale or other integrated transaction, persons who acquire our common shares in connection with employment or other performance of services, or U.S. expatriates. In addition, this summary does not address the tax consequences of the Reverse Stock Split arising under the unearned income Medicare contribution tax or under the laws of any foreign, state or local jurisdiction or any U.S. federal tax consequences other than federal income taxation. This summary also does not address any tax consequences arising as a result of any transactions effected before, after or at the same time as the Reverse Stock Split, whether or not such transactions were, are or will be effected in connection with the Reverse Stock Split.

For purposes of the discussion below, a "U.S. Holder" is a beneficial owner of our common shares that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state or political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a United States person. A "Non-U.S. Holder" is a beneficial owner (other than a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes) of our common shares who is not a U.S. Holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common shares, the U.S. federal income tax consequences of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of the Reverse Stock Split to such party.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service ("IRS") regarding the U.S. federal income tax consequences of the Reverse Stock Split, and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. EACH HOLDER OF OUR COMMON SHARES IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

U.S. Holders

In general, the Company believes that the Reverse Stock Split should constitute a "recapitalization" for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a recapitalization, a U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of our common shares, as discussed below. A U.S. Holder's aggregate tax basis in the common shares received in the Reverse Stock Split generally should equal the aggregate tax basis of the common shares surrendered by such holder in the Reverse Stock Split (excluding any portion of such tax basis allocated to a fractional share of our common shares), and such U.S. Holder's holding period in the common shares received in the Reverse Stock Split generally should include such holder's holding period in the common shares surrendered in the Reverse Stock Split. A holder of our common shares acquired on different dates and at different prices is urged to consult such holder's own tax advisor regarding the allocation of the tax basis and holding period of such shares of our common shares to the common shares that such holder will receive in the Reverse Stock Split.

A U.S. Holder that receives cash in lieu of a fractional share of our common shares in the Reverse Stock Split generally will recognize dividend income or capital gain or loss depending on such U.S. Holder's particular facts and circumstances. To the extent the cash received by a U.S. Holder in lieu of a fractional share of our common shares in the Reverse Stock Split is treated as giving rise to dividend income for U.S. federal income tax purposes, such U.S. Holder who is an individual may be taxed at a reduced rate, subject to certain limitations. To the extent the cash received by a U.S. Holder in lieu of a fractional share of our common shares in the Reverse Stock Split is treated as a sale or exchange for U.S. federal income tax purposes, such U.S. Holder generally should recognize capital gain or loss equal to the difference between the amount of cash received by such holder and the adjusted tax basis allocated to the fractional share. Any capital gain or loss recognized by a U.S. Holder generally should be treated as long-term capital gain or loss if such holder's holding period for the common shares surrendered in the Reverse Stock Split is greater than one year at the effective time of the Reverse Stock Split. Long-term capital gains of U.S. Holders who are individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information reporting generally will apply with respect to a U.S. Holder's receipt of cash in lieu of a fractional share of our common shares in the Reverse Stock Split. In addition, a U.S. Holder may be subject to a backup withholding tax (currently 28%) on the payment of cash in lieu of a fractional share of our common shares in the Reverse Stock Split if such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with the applicable backup withholding requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the applicable U.S. Holder's federal income tax liability, if any, provided that such holder timely furnishes the required information to the IRS.

Non-U.S. Holders

Assuming the Reverse Stock Split qualifies as a recapitalization, a Non-U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of our common shares, as discussed below. In general, any capital gain recognized by a Non-U.S. Holder as a result of receiving cash in lieu of a fractional share of our common shares in the Reverse Stock Split should not be subject to U.S. federal income or withholding tax, unless: (1) such Non-U.S. Holder is an individual who holds our common shares as a capital asset, is present in the United States for at least 183 days during the taxable year of the Reverse Stock Split and meets certain other conditions; (2) the gain is effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to such Non-U.S. Holder's permanent establishment in the United States); or (3) we are or have been a "United States real property holding corporation" at any time within the shorter of the five-year period ending on the effective time of the Reverse Stock Split or the applicable Non-U.S. Holder's holding period in our common shares, and certain other conditions are met. We do not believe that we have been over the past five years, or currently are, a United States real property holding corporation.

If the cash received by a Non-U.S. Holder in lieu of a fractional share of our common shares in the Reverse Stock Split is properly treated as giving rise to dividend income for U.S. federal income tax purposes, such income may be subject to a 30% withholding tax, unless an exemption from (or reduced rate of) withholding can be established under an applicable income tax treaty. Because the determination of whether withholding should apply is very fact specific, we may withhold and pay to the IRS taxes at a rate of 30% on any cash paid to a Non-U.S. Holder in lieu of a fractional share of our common shares in the Reverse Stock Split, unless such holder can establish that it is entitled to an exemption from (or reduced rate of) withholding under an applicable income tax treaty. However, a Non-U.S. Holder may seek a refund of any withheld amount from the IRS if such holder determines that it is not properly liable for the tax liability, including because our payment of cash in lieu of a fractional share of our common stock in the Reverse Stock Split was not properly characterized as a dividend to such holder for U.S. federal income tax purposes.

Backup withholding and information reporting generally will not apply to the payment to a Non-U.S. Holder of cash in lieu of a fractional share of our common shares in the Reverse Stock Split if such Non-U.S. Holder certifies, under penalties of perjury, that it is a Non-U.S. Holder and neither we nor the transfer agent has actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the applicable Non-U.S. Holder's U.S. federal income tax liability, if any, provided that such holder timely furnishes the required information to the IRS.

Each Non-U.S. Holder is urged to consult such holder's own tax advisor with respect to the U.S. federal income tax consequences of the Reverse Stock Split to such holder, including the proper treatment for U.S. federal income tax purposes of any cash received in lieu of a fractional share of our common shares in the Reverse Stock Split and the potential application of the branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation.

Tax Consequences to the Company

As stated above, the Company believes that the Reverse Stock Split should constitute a "recapitalization" for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a recapitalization for U.S. federal income tax purposes, the Company should not recognize any income or loss for U.S. federal income tax purposes. Further, under the Internal Revenue Code, an "ownership change" with respect to a corporation can significantly limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the corporation to satisfy its obligations. An ownership change generally would occur if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. The Reverse Stock Split may trigger an ownership change with respect to our common shares.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding common shares entitled to vote at the Annual Meeting is required to approve the amendments to our Memorandum of Association to effect, at any time prior to the next Annual Meeting, the Reverse Stock Split of our common shares and increase in the number of authorized common shares following the Reverse Stock Split to 50,000,000.

Our Board recommends a vote FOR approval of the Amendments to our Memorandum of Association to effect the Reverse Stock Split of our common shares and increase in the number of authorized common shares following the Reverse Stock Split to 50,000,000.

PROPOSAL 4: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank") requires reporting companies to provide their shareholders with the opportunity to vote, in an advisory capacity, on the compensation of their named executive officers. This requirement is commonly known as a "say on pay" vote.

We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers for the fiscal year ended December 31, 2012, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. Shareholders are urged to read the Summary Compensation Table and other related compensation narrative disclosure that describe the compensation of our most highly-compensated executive officers in fiscal year 2012.

Shareholders will be asked to cast a vote to approve, on an advisory basis, our executive compensation program through the following resolution:

RESOLVED, that the shareholders of Tianli Agritech, Inc. approve, on an advisory basis, the compensation of the named executive officers of Tianli Agritech, Inc., as disclosed pursuant to Item 402 of Regulation S-K, including the Summary Compensation Table and the accompanying narrative disclosure, all as set forth in the Tianli Agritech, Inc.'s 2013 annual meeting proxy statement.

The "say on pay" vote is advisory only, meaning that it is non-binding on the Company. However, as a matter of good corporate governance and in compliance with Dodd-Frank, our Board and Compensation Committee will carefully consider the voting results of this proposal in determining the future compensation of our named executive officers.

Our Board recommends a vote FOR the approval of the compensation of our named executive officers.

PROPOSAL 5: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

In addition to the advisory approval of compensation for our named executive officers, we are asking shareholders to cast an advisory vote regarding the frequency of future executive compensation advisory votes. Shareholders may vote for a frequency of every one, two or three years, or may abstain. Dodd-Frank requires we hold this advisory vote on the frequency of future executive compensation advisory votes at least once every six years.

Accordingly, our Board is asking shareholders to vote, on a non-binding advisory basis, on the following resolution:

RESOLVED, that the shareholders recommend, in a non-binding vote, that the frequency with which the shareholders of the Company shall have an advisory vote on executive compensation is:

Choice 1—every one year;

Choice 2—every two years;

Choice 3—every three years; or

Choice 4—abstain from voting;

and that the option of once every one, two or three years that receives the highest number of votes cast will be considered to be the preferred frequency of the shareholders with which the Company is to hold future non-binding stockholder advisory votes on executive compensation.

Shareholders are not voting to approve or disapprove of the Board's recommendation.

Our Board will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, our Board may decide that it is in the best interests of our shareholders and the Company to hold the advisory vote to approve executive compensation more or less frequently.

We seek and are open to input from our shareholders regarding board and governance matters, as well as our executive compensation policies. We believe this outreach to shareholders, and our shareholders’ ability to contact us at any time to express specific views on executive compensation, hold us accountable to shareholders and reduce the need for and value of more frequent advisory votes on executive compensation.

Since we desire to hear the views of our stockholders concerning the frequency for holding non-binding stockholder votes to approve the compensation of our named executive officers, our Board of Directors makes no recommendation with respect to this proposal.

Instead, each proxy card provides for four choices with respect to this proposal: a one, two or three year frequency, or shareholders may abstain from voting on the proposal and you are being asked only to express your preference for a one, two or three year frequency or to abstain from voting.

Your vote on this proposal will be non-binding on us and the Board of Directors and will not be construed as overruling a decision by us or the Board of Directors. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors. However, the Board of Directors values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making such future compensation decisions as it deems appropriate.

THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION WITH RESPECT TO THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 30, 2013, the number of our common shares beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of the outstanding common shares, (ii) each of our directors and each of our executive officers named in the Summary Compensation Table below, and (iii) all of our officers and directors as a group. Information relating to the beneficial ownership of our common shares by principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to sell or direct the sale of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission’s rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days after August 30, 2013 have been exercised. Except as noted below, or as required by applicable community property laws, each person has sole voting and investment power for all common shares shown as beneficially owned by them. As of August 30, 2013, we had outstanding 11,194,000 common shares.  Unless otherwise indicated in the footnotes, the address for each officer and director listed below is in the care of Tianli Agritech, Inc., Suite K, 12th Floor, Building A, Jiangjing Mansion, 228 Yanjiang Ave., Jiangan District, Wuhan City, Hubei Province, China 430010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Shares
Directors and Executive Officers:
Hanying Li, Principal Executive Officer and Director	3,050,000 (1)	27.25%
Benyan Li, Director	0	--
Peter E. Gadkowski , Director	26,000 (2)	*
Dr. Huanchun Chen, Director	0	--
Jianguo Hu, Director	0	--
Zihui Mo, Director	0	--
Yang Chen, Director	0	--
All directors and officers as a group	3,076,000	%

Holders of More than 5% of Outstanding Common Shares Not Named Above:
Hua Zhang	3,050,000 (3)	27.25%

*	Less than 1%.
(1)	Includes 450,000 shares owned by Ms. Li’s spouse, Hua Zhang.
(2)	Represents shares which Mr. Gadkowski may acquire within sixty days upon exercise of options.
(3)	Includes 2,600,000 shares owned by Mr. Zhang’s spouse, Hanying Li.

SHAREHOLDER PROPOSALS

In accordance with the rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with our 2014 Annual Meeting of Stockholders must set forth such proposal in writing and file it with our corporate secretary on or before the close of business on June 8, 2013 (unless we hold our annual meeting more than 30 days earlier next year, in which case the deadline will be 10 days after our first public announcement of the annual meeting date).  In addition, our Amended and Restated Articles of Association have an advance notice procedure for shareholders to bring business before an Annual Meeting of Shareholders. The advance notice procedure requires that a shareholder interested in presenting a proposal for action at the 2014 Annual Meeting of Shareholders must deliver a written notice of the proposal, together with certain specified information relating to such shareholder's stock ownership and identity, to our Secretary not earlier than July 13, 2014, nor later than August 12, 2014. However, in the event that the 2014 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2013 Annual Meeting of Shareholders, notice by the shareholder, in order to be timely, must be so received not later than the close of business on the tenth day following the day on which notice of the date of the 2014 Annual Meeting of Shareholders was mailed or public disclosure of the date of the Annual Meeting of Shareholders was made, whichever first occurs. If the Company does not receive timely notice, the proxy holders will vote on the matter, if presented at the meeting, in their discretion. Our board of directors will review any shareholder proposals that are filed as required and, with the assistance of the company’s secretary, will determine whether such proposals meet applicable criteria for inclusion in our 2014 proxy solicitation materials or consideration at the 2014 annual meeting. In addition, we retain discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before the close of business on the applicable 2014 shareholder proposal filing deadline, and also retain that authority under certain other circumstances.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, as amended, was sent to all of our shareholders of record as of August 30, 2013, and is available on our website (www.tianli-china.com ) under the caption “SEC Filings.” The Annual Report is not to be considered as proxy solicitation material.

OTHER MATTERS

Our Board of Directors knows of no other matters to be brought before this annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

NON-INCORPORATION OF CERTAIN MATTERS

The Report of the Audit Committee and the information on the Tianli website do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Tianli filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Tianli specifically incorporates the Report of the Audit Committee or website information therein by reference.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

To the extent we deliver a paper copy of the proxy materials to shareholders, the SEC rules allow us to deliver a single copy of proxy materials to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family.

We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any shareholder residing at the same address as another shareholder and currently receiving only one copy of the proxy materials who wishes to receive his or her own copy. Requests should be directed to our Corporate Secretary by phone at (+86) 27 8274 0726 or by mail to Tianli Agritech, Inc. Suite K, 12th Floor, Building A, Jiangjing Mansion, 228 Yanjiang Ave., Jiangan District, Wuhan City, Hubei Province, China 430010.

EXPENSES OF SOLICITATION

The entire expense of soliciting proxies, including preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies, will be paid by us. Solicitations may be made in person or by mail, telephone, facsimile or other means of electronic communication by our directors, officers and other employees, and none of those persons will receive any additional compensation in connection with the solicitation. We also will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse those record holders for their reasonable expenses incurred in doing so.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Vote by Internet • Go to www.investorvote.com/OINK • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

 A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4 .The Board makes no recommendation with respect to Proposal 5.

1.	Election of Class III Directors to serve for a term of 3 years

		For	Withhold		For	Withhold		For	Withhold
	01 – Hanying Li	☐	☐	02 – Peter E. Gadkowski	☐	☐	03 – Dr. Huanchun Chen	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the selection of RBSM LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2013.	☐	☐	☐	3.
Approval of amendments to our Memorandum of Association effecting a reverse stock split of our common shares in a ratio of from 1-for-3 to 1-for-10, as determined by our Board of Directors, and increasing the number of authorized common shares following the reverse stock split to 50,000,000.
							☐	☐	☐
							1 year	2 years	3 years	Abstain
4.	Adoption, on an advisory basis, of a resolution approving the compensation of the Company’s named executive officers.	☐	☐	☐	5.	Adoption, on an advisory basis, of a proposal on the frequency of future executive compensation advisory vote.	☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business in their that may properly come before the meeting and any adjournments or postponements of the meeting.

 B    Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.
		Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of
proxy materials for the Annual Meeting of Shareholders.
The annual meeting materials are available at:
www.edocumentview.com/OINK

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — TIANLI AGRITECH, INC.

Suite K, 12th Floor, Building A, Jiangjing Mansion
228 Yanjiang Ave., Jiang’an District, Wuhan City
Hubei Province, China 430010
This Proxy is Solicited on Behalf of the Board of Directors of Tianli Agritech, Inc.

The undersigned hereby appoints Hanying Li and Joyce Shen as attorneys-in-fact and proxies, with full power of substitution (the “Proxy”), to vote as designated on the reverse side all common shares of Tianli Agritech, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Friday, October 11, 2013, at 11:00 a.m., local time, at Suite K, 12th Floor, Building B, Jiangjing Mansion, 228 Yanjiang Ave., Jiang’an District, Wuhan City, Hubei Province, China 430010 and at any adjournment thereof.

Continued and to be signed on reverse side